Exhibit 5.1

theNBDgroup.

A California Professional Corporation

Los Angeles and Palo Alto

https://nbdpro.co/

(408) 201-2662

January 15, 2021

B. Riley Financial, Inc.

11100 Santa Monica Boulevard, Suite 800

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to B. Riley Financial, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of 1,413,045 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), under the Registration Statement (as defined below), pursuant to the Underwriting Agreement, dated January 12, 2021 (the “Underwriting Agreement”), by and among the Company and B. Riley Securities, Inc., as underwriter. This opinion is furnished to you in connection with the shelf registration statement on Form S-3 (Registration No. 333-236463), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 14, 2020, and declared effective by the Commission on February 24, 2020 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”).

In connection with this opinion, we have examined originals, copies or forms of: (i) the Registration Statement; (ii) the prospectus, dated February 24, 2020 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the preliminary prospectus supplement, dated January 12, 2021, relating to the offering of the Shares (together with the Base Prospectus, the “Preliminary Prospectus”); (iv) the prospectus supplement, dated January 12, 2021, in the form filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus, together with the Preliminary Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); (v) the executed Underwriting Agreement; (vi) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, as certified by the Secretary of the State of Delaware; (vii) a copy of the By-laws of the Company, as currently in effect, as certified by the Secretary of the Company; and (viii) certain resolutions of the Board of Directors of the Company, approved on January 11, 2021, and certain resolutions of the Pricing Committee thereof, approved on January 12, 2021, as certified by the Secretary of the Company. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization thereof by each such other party of all requisite action and the due execution and delivery of such documents by each such other party, and that such documents constitute the legal, valid and binding obligations of each such other party enforceable against such party in accordance with their terms.

In addition, we have assumed that the issuance and sale of the Shares and that the execution and delivery by the Company of, and the performance of its obligations under, the Underwriting Agreement and the Shares do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recordation or registration with, any governmental authority.

Our opinions set forth herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York that, in our experience, are normally applicable to the Shares and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to any non-Opined on Law on the opinions herein stated.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ The NBD Group, Inc.